UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2008

Federal-Mogul Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-52986	20-8350090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26555 Northwestern Highway, Southfield, Michigan	48033
(Address of principal executive offices)	(Zip Code)

(248) 354-7700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2008, the Federal-Mogul Asbestos Personal Injury Trust (the “Trust”), as holder of all of the shares of the Class B Common Stock (the “Class B Stock”) of Federal-Mogul Corporation (the “Company”), notified the Company that the Trustees of the Trust unanimously voted the shares of Class B Stock held by the Trust in favor of the election of Edward P. Bond to the board of directors of the Company to fill an existing vacancy in accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Company.

Mr. Bond is a partner, certified public accountant and financial advisor with Bederson & Company LLP (“Bederson”). In 2007, the Company did not directly engage Bederson for services, but the legal representative for future asbestos claimants in the Chapter 11 proceedings of Federal-Mogul Corporation, a Michigan corporation and the predecessor to the Company (“Old Federal-Mogul”), retained Bederson as a financial advisor. Pursuant to court orders and in accordance with the procedures regarding payment of professionals, Old Federal-Mogul was required to pay Bederson’s fees for its services to the legal representative for future asbestos claimants in an amount of approximately $409,000 during 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Federal-Mogul Corporation (Registrant)

Date: January 28, 2008	By:	/s/ Robert L. Katz
Robert L. Katz
Senior Vice President, General Counsel and Secretary

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